Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any and all amendments thereto, with regard to the beneficial ownership of common shares, no par value, of CE Franklin Ltd, an Alberta, Canada limited company, and further agree that this Joint Filing Agreement be included as an exhibit to the Statement on Schedule 13D. In evidence thereof the undersigned hereby execute this Agreement as of the 6th day of February, 2012.

Schlumberger N.V. (Schlumberger Limited)

/s/ Saul R. Laureles
Name:	Saul R. Laureles
Title:	Assistant Secretary and Senior Counsel

Smith International, Inc.

/s/ Jean-Francois Poupeau
Name:	Jean-Francois Poupeau
Title:	President

Wilson Distribution Holdings, LLC

/s/ Michael McGuinty
Name:	Michael McGuinty
Title:	Manager